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                                                                   EXHIBIT 99.1

EDITOR CONTACT:
Tom Nicoletti, Vice President - Finance
Altera Corporation
San Jose, CA
(408) 894-7000

                                                        FOR RELEASE JUNE 5, 1995


                     ALTERA ANNOUNCES PRIVATE PLACEMENT OF
                         CONVERTIBLE SUBORDINATE NOTES


San Jose, California, June 5, 1995 -- Altera Corporation (Nasdaq: ALTR) announced today that it intends, subject to market and other conditions, to raise $150 million in a private placement of convertible subordinated notes to certain institutional buyers and up to $172.5 million if an over-allotment option to be granted to the initial purchasers were exercised in full.

The securities to be offered will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold absent registration under the Securities Act of 1933 and applicable state securities laws or available exemptions from registration requirements.

Altera Corporation, founded in 1983, is a leader in high-performance, high-density programmable logic devices and associated software tools for logic development. Programmable logic devices are semiconductor chips that offer on-site programmability to customers. The chips are programmed with tools that run on personal computers or engineering workstations. User benefits include ease of use, lower risk, and fast time-to-market. The Company offers the broadest line of CMOS programmable logic devices that address high-speed, high-density, and lower power applications. Altera products serve a broad range of market areas, including communications, computers, and industrial applications. Altera Common Stock is traded on The Nasdaq Stock Market under the symbol ALTR.

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